ACCOUNTING SERVICES AGREEMENT


      THIS AGREEMENT is made and entered into this 15th day of July , 2003, by and between Conestoga Funds (the "Trust"), a Delaware statutory trust having its principal place of business at Five Tower Bridge, 300 Barr Harbor Drive, Suite 500, West Conshohocken, PA 19428, Mutual Shareholder Services, LLC, a Delaware Limited Liability Company ("MSS") and Conestoga Capital Advisors, LLC, Pennsylvania Limited Liability Company (the "Adviser") (collectively, the "Parties").

                                    RECITALS:

      A. The Trust is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act") and authorized by its Trust Instrument and Bylaws to issue separate series of shares representing interests in separate investment portfolios which are identified on Schedule "B" attached hereto and which Schedule "B" may be amended from time to time by mutual agreement of the Parties; and

      B. MSS is a corporation experienced in providing accounting services to mutual funds and possesses facilities sufficient to provide such services; and

      C. The Trust desires to avail itself of the experience, assistance and facilities of MSS and to have MSS perform for the Trust certain services appropriate to the operations of the Trust, and MSS is willing to furnish such services in accordance with the terms hereinafter set forth.

                                   AGREEMENTS:

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

      1.    DUTIES OF MSS.

      MSS will provide the necessary office space, communication facilities and personnel to perform the following services for the Trust:

            (a) Timely calculate and transmit to NASDAQ the daily net asset value of each class of shares of each portfolio of the Trust, and communicate such value to the Trust and its transfer agent;

            (b) Maintain and keep current all books and records of the Trust as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of MSS's duties hereunder, as well as any other
      documents   necessary  or  advisable  for   compliance   with
      applicable regulations as may be mutually agreed to between the Trust and MSS. Without limiting the generality of the foregoing, MSS will prepare and maintain the following records upon receipt of information in proper form from the Trust or its authorized agents:

            o     Cash receipts journal
            o     Cash disbursements journal
            o     Dividend record
            o     Purchase and sales - portfolio securities journals
            o     Subscription and redemption journals
            o     Security ledgers
            o     Broker ledger
            o     General ledger
            o     Daily expense accruals
            o     Daily income accruals
            o Securities and monies borrowed or loaned and collateral therefore
            o     Foreign currency journals
            o     Trial balances

            (c) Provide the Trust and its investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

            (d) Provide all raw data available from its fund accounting system for the preparation by the Trust or its investment advisor of the following

            1.    Semi-annual and annual financial statements;
            2.    Semi-annual forms N-SAR;
            3.    Annual tax returns;
            4.    Financial data necessary to update form N-1A;
            5.    Any necessary proxy statements;

            (e) Notwithstanding paragragh 1 (d), prepare the following:

            1.    Semi-annual and annual financial statements;
            2.    Semi-annual forms N-SAR;

            (f) Edgarize and file with the SEC the following:

            1.    Semi-annual and annual financial statements;
            2.    Semi-annual forms N-SAR;
            3.    N-1A and other necessary filings.



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

            (g) Provide facilities to accommodate annual audit and any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction.

            (h) MSS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's request, MSS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. MSS represents and warrants that the various procedures and systems which MSS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records and other data of the Trust, and MSS' records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.
      Notwithstanding the foregoing or any other provision of this Agreement, MSS assumes no responsibility hereunder, other than to take reasonable steps to mitigate damages, and shall not be liable for, any damage, loss of data, delay or any other loss caused by events beyond its reasonable control.

MSS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

      2.    FEES AND EXPENSES.

            (a) In consideration of the services to be performed by MSS pursuant to this Agreement, the Adviser agrees to pay MSS the fees set forth in the fee schedule attached hereto as Exhibit A.

            (b) In addition to the fees paid under paragraph (a) above, the Adviser agrees to reimburse MSS for reasonable and necessary out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement. In addition, any other expenses incurred by MSS at the request of the Trust and with the consent of the Adviser will be reimbursed by the Adviser.

            (c) The Adviser agrees to pay all fees and reimbursable expenses within 30 days following the receipt of the respective billing notice.

      3.    LIMITATION OF LIABILITY OF MSS.

            (a) MSS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall not be liable to the Trust for any action taken or omitted by it in good faith without negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely upon and may act upon the



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

      advice of the Trust, or of counsel for the Trust and upon statements of the Trust's independent accountants, and shall not be liable for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of MSS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties.

            (b) Nothing herein contained shall be construed to protect MSS against any liability to the Trust to which MSS shall otherwise be subject by reason of, and MSS shall indemnify, defend, and hold the Trust harmless from and against any and all third party claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from, MSS' willful misfeasance, bad faith, negligence in the performance of its duties to the Trust, reckless disregard of its obligations and duties under this Agreement or the willful violation of any applicable law.

            (c) Except as may otherwise be provided by applicable law, neither MSS nor its stockholders, officers, directors, employees or agents shall be subject to, and the Trust shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to MSS by the Trust or its authorized agents.

      4.    REPORTS.

            (a) The Trust shall provide to MSS on a quarterly basis a report of a duly authorized officer of the Trust representing that all information furnished to MSS during the preceding quarter was true, complete and correct in all material respects.

            (b) Whenever, in the course of performing its duties under this Agreement, MSS determines, on the basis of information supplied to MSS by the Trust or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, MSS shall promptly notify the Trust and its counsel of such violation.

            (c) MSS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of MSS relating to the services provided by MSS under this Agreement.

      5.    ACTIVITIES OF MSS.

      The services of MSS under this Agreement are not to be deemed exclusive, and MSS shall be free to render similar services to others so long as its services hereunder are not impaired thereby.



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

      6.    ACCOUNTS AND RECORDS.

      The accounts and records maintained by MSS shall be the property of the Trust, and shall be surrendered to the Trust promptly upon request by the Trust in the form in which such accounts and records have been maintained or preserved. MSS agrees to maintain a back-up set of accounts and records of the Trust (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. MSS shall assist the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records. MSS shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1.

      7.    CONFIDENTIALITY.

            MSS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Trust. MSS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of MSS except at the direction of the Trust, the Adviser or as required or permitted by law. MSS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers of the Trust. The Trust represents to MSS that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide MSS with a copy of that statement annually.

      8. TERM OF AGREEMENT.

      (a) This Agreement shall become effective as of the date hereof and shall remain in force for a period of three years; provided, however, that each party to this Agreement have the option to terminate the Agreement, without penalty, upon 60 days prior written notice.

      (b) Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movements of records and material will be borne by the Trust. Additionally, MSS reserves the right to charge for any other reasonable expenses associated with such termination.

      9. MISCELLANEOUS.

      (a) Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.



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

      (b) This Agreement has been duly authorized by MSS and, when executed and delivered by MSS, will constitute a legal, valid and binding obligation of MSS, enforceable against MSS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      (c) The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      (d) This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

      (e) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

      (f) All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

      To the Trust:

      Conestoga Funds
      Five Tower Bridge
      300 Barr Harbor Drive, Suite 560
      West Conshohocken, PA  19428
      Attention: W. Christopher Maxwell
      Chairman and CEO

      with a copy to:

      Kramer Levin Naftalis & Frankel LLP
      919 Third Avenue
      New York, NY  10022
      Attention:  S. Elliott Cohan, Esq.

      To MSS:

      Mutual Shareholder Services
      8869 Brecksville Road, Suite C
      Brecksville, OH 44141

      (g) A copy of the Trust's Certificate of Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees



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

of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Trust.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Conestoga Funds:                    Mutual Shareholder Services, LLC:


By: /s/ W. C. Maxwell               By: /s/ Gregory B. Getts
   ---------------------------         ----------------------------------
Its: CEO                            Its: President
     -------------------------           --------------------------------




Conestoga Capital Advisors, LLC:


By: /s/ Wm C. Martindale Jr.
    ---------------------------
Its:
    ----------------------------

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                                   SCHEDULE B


Conestoga Small Cap Fund